UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2007

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2007, the Board of Directors (the "Board") of the Federal Home Loan Bank of Chicago (the "Bank") appointed William R. Dodds, Jr. to fill a vacant elective director seat on the Board.

The Board's appointment was subject to Mr. Dodds meeting certain eligibility requirements specified by Federal Housing Finance Board regulations. By regulation, the Bank must verify an individual's eligibility before allowing the individual to assume the directorship. On July 30, 2007, the Bank verified that Mr. Dodds meets applicable eligibility requirements and Mr. Dodds assumed the directorship to which he was appointed.

Mr. Dodds is Executive Vice President and Treasurer of The Northern Trust Company, Chicago. Mr. Dodds will complete the term of former Director Thomas M. Goldstein, which ends December 31, 2008. The Board has appointed Mr. Dodds to the Board's Risk Management Committee and Personnel & Compensation Committee.

As per the Bank Act and FHFB regulations, the Bank's elective directors are required to be an officer or director of a member of the Bank. The Bank is a cooperative, and most of the Bank's business is conducted with its members. In the normal course of business, the Bank extends credit to members whose officers or directors may serve as directors of the Bank on market terms that are no more favorable to them than the terms of comparable transactions with other members. For further discussion, see "Related Persons and Related Transactions" on page 94 of the Bank's 2006 Form 10-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: July 31, 2007	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary